Exhibit 99.2

Kymera Therapeutics Appoints Biopharmaceutical Leader Victor Sandor, M.D.C.M., to Board of Directors

Watertown, Mass. (November 3, 2022) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing targeted protein degradation to deliver novel small molecule protein degrader medicines, today announced the appointment of Victor Sandor, M.D.C.M., to its Board of Directors. Dr. Sandor joins Kymera’s Board as a senior executive with deep expertise in global biopharmaceutical clinical development. Kymera also announced that Don Nicholson, PhD, who has served on Kymera’s Board of Directors for the past five years, will retire from his position.

“At this stage of Kymera’s evolution, we will greatly benefit from Victor’s experience building development functions that have been responsible for the approvals of medicines that have made a significant impact on patients’ lives,” said Nello Mainolfi, PhD, Co-Founder, President and Chief Executive Officer of Kymera Therapeutics. “I’m excited to welcome him to our Board of Directors and look forward to working with him as we transform Kymera into a fully integrated global biopharmaceutical company.”

“I’d like to thank Don for his service on Kymera’s Board and recognize his many contributions to our growth and success over the past five years,” continued Dr. Mainolfi. “Don is one of our longest-tenured directors, having joined our board shortly after the company’s formation. We are grateful for the significant impact he has had on Kymera and wish him the best.”

“Kymera has rapidly transformed into a clinical stage company, and I look forward to working with the team as they continue to advance their pipeline of first-in-class programs and identify new opportunities to leverage their productive discovery platform,” said Dr. Sandor. “Kymera has established a leadership position in the field of targeted protein degradation, and I am excited to see their science transformed into a new generation of medicines.”

Dr. Sandor was most recently Chief Medical Officer at Array BioPharma, Inc. prior to its acquisition by Pfizer Inc. At Array, Dr. Sandor was instrumental in obtaining the approval of Braftovi® (encorafenib) and Mektovi® (binimetinib). Prior to joining Array, he was Senior Vice President for Global Clinical Development at Incyte Corporation, where he played a critical role in the approval of Jakafi® (ruxolitinib). Dr. Sandor was also Vice President and Chief Medical Officer for Oncology at Biogen Idec and held positions of increasing responsibility in oncology product development at AstraZeneca, where he played an important role in the registration of Arimidex® (anastrozole) for adjuvant use and the development of several early-stage programs through proof of concept.

Dr. Sandor serves on the Boards of Directors of Prelude Therapeutics, ADC Therapeutics, Istarti Oncology and Merus N.V. Dr. Sandor received his M.D.C.M. from McGill University in Montreal, Canada, and completed Fellowship in Medical Oncology at the National Institutes of Health.

About Kymera Therapeutics

Kymera Therapeutics (Nasdaq: KYMR) is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule therapies that harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutics designed to address the most intractable pathways and provide new treatments for patients. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. For more information, visit www.kymeratx.com.

Founded in 2016, Kymera is headquartered in Watertown, Mass. Kymera has been named a “Fierce 15” biotechnology company by Fierce Biotech and has been recognized by the Boston Business Journal as one of Boston’s “Best Places to Work.” For more information about our people, science, and pipeline, please visit www.kymeratx.com or follow us on Twitter or LinkedIn.

Investor Contact:

Bruce Jacobs

Chief Financial Officer

investors@kymeratx.com

857-285-5300

Chris Brinzey

Managing Director, Westwicke

chris.brinzey@westwicke.com

339-970-2843

Media Contact:

Todd Cooper

Senior Vice President, Corporate Affairs

media@kymeratx.com

857-285-5300